EXECUTIVE EMPLOYMENT AGREEMENT

Chief Financial Officer

THIS **EXECUTIVE EMPLOYMENT AGREEMENT** (“Agreement”) is made and entered into this 3rd day of April 2025 (“Effective Date”), between HARTFORD CREATIVE GROUP, INC., a Nevada corporation, whose address is 8832 Glendon Way, Rosemead, CA 91770, (the "Company"), and DAI LILI, a resident of Diamond Bar, CA (“Ms. Dai”). The Company and Ms. Dai shall be referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company, in the business of social media advertising agency and in plan for mini-drama business.

WHEREAS, Ms. Dai is an individual possessing the education, work experience and skills needed to provide financial planning, reporting, risk management, compliance, and strategic guidance, ensuring accurate financial data, compliance with regulations, and effective financial management for the company and its stakeholders.;

WHEREAS, the board of directors of the Company has determined and resolved that it is in the best interest of the Company to appoint Ms. Dai as Chief Financial Officer, with all the requisite rights, duties and obligations of those position;

NOW, THEREFORE, in consideration of the mutual covenants, representations warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are herby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1 Duties & Responsibilities

1.1 **Duties of Chief Financial Officer**. The Company will employ Ms. Dai as its Chief Financial Officer (from now referred to as CFO) during the Term of this Agreement. Ms. Dai shall perform her duties and responsibilities as CFO within the framework of the vision, mission, and core value of the Company. Without limiting the foregoing, Ms. Dai’s duties include but are not limited to: Budgeting and Forecasting, Cash Flow Management, Financial Reporting, and Board Reporting, etc.

1.2 **Conflict of Interest.** Ms. Dai shall avoid conflicts, potential or real, between her own personal and financial interests and that of the Company and shall comply with the Company’s conflict of interest policy as adopted and revised by the Board of Directors from time to time. In general, Ms. Dai shall be free to engage in independent consulting relationship and pursue personal business activities unrelated to her duties at the Company to the extent consistent with the conflict of interest policy.

2 **Consideration.** In Consideration for Ms. Dai's agreement to perform her duties as CFO in accordance with Article 1 of this Agreement, the Company agrees as follows:

2.1 **Monetary Compensation.** The Company agrees to pay Ms. Dai an amount of $13,300 per month beginning April 3, 2025, until such time as the Board of Directors determines future compensation based on Ms. Dai's performance or other merit-based criteria. The payment will be made on the 20th of each month.

3 **Term of Employment.** Ms. Dai's employment with the Company pursuant to this Agreement shall commence upon execution of this Agreement and shall continue as an 'at-will' employment relationship. Ms. Dai's employment with the Company may be terminated at any time, with or without cause, upon 60 days' notice, by either Ms. Dai or the Company. This at-will status may only be modified by an express written agreement signed by Ms. Dai and an authorized Company representative.

3.1 **Termination of Employment.** Under this Agreement, upon termination for any reason, Ms. Dai shall receive: (a) accrued salary under Section 2.1 through the Termination Date, and (b) accrued benefits through the Termination Date. No further compensation or benefits shall be owed post-termination.

4. Confidentiality

4.1 **Confidential Information Defined.** During her employment, Ms. Dai will have access to "Confidential Information," including but not limited to trade secrets, research, financial data, client lists, software, and other proprietary materials that: (a) she learns through her employment, (b) hold value to the Company or its competitors, and (c) are not generally known to the public. This excludes information the Company voluntarily discloses publicly (unless disclosed by Ms. Dai without authorization), independently developed by others, or lawfully entering the public domain.

4.2 **Non-Disclosure Obligation.** Ms. Dai shall not disclose Confidential Information to third parties without the Company's prior written consent, except as required by law, and shall ensure her agents and representatives comply with this obligation.

4.3 **Exceptions to Confidentiality.**

- Ms. Dai may disclose this Agreement's terms to her accountants, auditors, or attorneys as needed for tax, accounting, or legal purposes.
- She may disclose Confidential Information under court order, to report criminal activity to law enforcement, or as protected under whistleblower laws, including the Defend Trade Secrets Act (18 U.S.C. § 1833(b)), which provides immunity for certain trade secret disclosures to report suspected legal violations.
- Nothing herein restricts Ms. Dai from reporting violations to government agencies (e.g., SEC, DOJ) or participating in investigations without prior Company approval.

4.4 Remedies for Breach. If Ms. Dai discloses Confidential Information in violation of this Agreement, the Company may seek injunctive relief and recover damages, costs, and reasonable attorneys' fees. In litigation, the prevailing party may recover court costs and fees.

5. General Provisions

5.1 Authority. Each party confirms their authority to enter this Agreement, free from conflicting prior obligations.

5.2 Additional Documents. The parties agree to execute any documents necessary to effectuate this Agreement.

5.3 Assignment. Ms. Dai may not assign or delegate her duties under this Agreement. It binds and benefits the parties, their heirs, successors, and permitted assigns.

5.4 Counterparts & Signatures. This Agreement may be executed in counterparts, each deemed an original, collectively forming one agreement. Electronic signatures and emailed copies are as valid as originals.

5.5 Arbitration. Disputes arising under this Agreement shall be resolved by binding arbitration under the Federal Arbitration Act (FAA), conducted by the American Arbitration Association (AAA) in Los Angeles, California, per AAA Employment Arbitration Rules. The Company shall cover arbitration fees, with each party bearing their own legal costs unless otherwise awarded by the arbitrator. Covered disputes exclude claims for unemployment, disability, workers' compensation, ERISA benefits, or certain whistleblower claims not subject to pre-dispute arbitration under federal law.

5.6 Governing Law. Except for arbitration (governed by the FAA), this Agreement is governed by California law, with venue in Los Angeles County.

5.7 Severability. If any provision is unenforceable, it shall be reformed or severed to the minimum extent necessary, preserving the remaining terms.

5.8 Indemnification. The Company shall maintain Directors and Officers (D&O) insurance covering Ms. Dai and indemnify her against claims arising from the Company's acts or omissions, including financial reporting or compliance issues.

5.9 Limitation of Liability. Ms. Dai shall not be liable for special, indirect, or consequential damages under any legal theory.

6 **Entire Agreement.** This Agreement contains the entire agreement among the Parties with respect to the subject matter discussed herein and no statements, promises, or inducements made by any Party or agent of any Party that are not contained in this Agreement shall be valid or binding unless agreed upon by all Parties. This Agreement may not be enlarged, modified, or altered except in writing signed by all Parties and endorsed on this Agreement or future agreements or memorandums.

IN WITNESS, the Parties have executed this Agreement as the day and year first written above:

Hartford Creative Group, Inc.

Date: April 3, 2025

By:______________________________

CEO & Chairman of the Board

On behalf of Hartford Creative Group, Inc.

Lili Dai

Date: April 3, 2025

By:______________________________

Lili Dai

As An Individual